EXHIBIT 99.2

2Q2012 Conference Call Script

August 15 - 11:00 a.m.

Opening – Alison Ziegler

Good morning and welcome to the Guided Therapeutics conference call and webcast to discuss second quarter 2012 results.

For today's call we have: Guided Therapeutics CEO and President Dr. Mark L. Faupel and company controller Charles Rufai (Roof-eye) Certified Public Accountant.

During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so to rely on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ended December 31, 2011, and any subsequent filings with the Securities and Exchange Commission.

So at this time I will turn the conference call over to Mark.

Welcome – MLF

Thank you, Alison and welcome everyone.

It has been a very busy second quarter that culminated in a noteworthy July for the Company. Since our last conference call we have made significant progress in bringing the LuViva Advanced Cervical Scan to market – both in the US and abroad.

Most recently we announced that we met with the FDA to determine a path forward for approval in the US. As most of you remember, we received a not-approvable letter in January of this year. The letter listed questions from the FDA to which we must respond in order for approval to be granted. In May of this year, we submitted preliminary responses to those questions and requested a meeting with FDA to clarify any remaining issues.

The meeting, held on July 20th, was very constructive and we came away from it feeling positive about our plan to bring LuViva to market in the US. The agreed upon path calls for the Company to file an amended PMA, which we hope to submit to the agency after the Labor Day holiday. We will use existing clinical data with new analyses, some of which were provided to FDA during the July 20th meeting, that we believe demonstrate LuViva’s clinical value within the context of new cervical cancer screening guidelines that were adopted earlier this year. We also segregated the data from the two devices used in the clinical trial to be reviewed separately.

Earlier this week we provided FDA with a preview of the responses to the key questions we intend to include in the PMA supplement. This was done to increase the likelihood that the Company, its regulatory advisors and the FDA are standing on common ground prior to submitting the formal PMA amendment. Given the FDA’s timeline of 180 days, and assuming a positive outcome, which of course cannot be guaranteed, it is feasible that we could begin to launch in the US in 2013.

Another major milestone was achieved in July – the receipt of our first CE Mark - an ISO 60601 Edition 2 Notification. As part of an ongoing regulatory process, and in order to comply with updated European medical device standards, we plan to file an Edition 3 CE Mark application after concluding product testing. Testing is currently underway with the expectation of being granted our second CE Mark before year’s end. With the first CE Mark behind us, we have a high level of confidence in receiving this follow on CE Mark, which can be a shorter process because most of the product information was reviewed in the previously approved application.

This timing is consistent with our planned international launch scheduled for later in 2012. In Europe we continue to advance our distributor relationships with activity focused on France, Turkey and Scandinavian countries. While we are currently in the slow European vacation period, we expect activity to pick up considerably next month with distributor site visits planned and major trade shows in October and November.

As a reminder, we have agreements with distributors that cover more than 20 countries, with roughly half of these signed, formal, definitive supply agreements. The aggregated potential revenues over the next 2 and one-half years from JUST the contractually agreed to minimum orders, as defined in ONLY the definitive supply agreements, is on the order of $20 million. As we have mentioned previously, this is a conservative number given that it is just the contractual minimums for about a dozen countries, and doesn’t include any preliminary or future agreements. I would still advise our investors that achieving these goals is subject to the acquisition and maintenance of local approvals in an environment of increasing regulatory stringency, the successful and timely launch of the product, as well as the performance of our distributors.

To this end, we have been advancing regulatory work and building distributor relationships in Africa, the Americas and Asia, with a focus on larger markets with lower barriers to entry, such as Mexico and India. Our regulatory consultant has established a pathway for immediate launch in India upon receiving the second CE mark and we are actively vetting potential distribution partners in that country.

In Canada, which will be our first major market to launch, we shipped our first demo unit in the quarter and completed distributor training. We also attended the Annual Clinical Meeting of the Society of Obstetricians and Gynaecologists in Ottawa Ontario with our distributor CAN-med Healthcare where LuViva was introduced to key physicians. The technology was so well received that our partner CAN-med converted its order of an additional 8 demo units at the meeting to full clinical/commercial units for resale to customers. We are currently converting those units for shipment.

PAUSE

Beyond cervical disease, in late June we announced that we had extended our licensing agreement to co-develop a non-invasive Barrett’s Esophagus detection product, for a third consecutive year, with Konica Minolta. Over the next eight months we anticipate receiving up to two million dollars for our research and development program.

We anticipate having our initial meeting with the FDA later this month to discuss our pivotal clinical trial strategy for our esophageal cancer detection technology. Meanwhile, we are in the final planning stages for an approximately 150-200 patient multicenter clinical study. This clinical study is to define the indications for use and clinical endpoints, as well as to develop the algorithm. The final pivotal study is expected to begin in late 2013 or early 2014.

The business model for the product would be similar to LuViva with a device and a high-margin, single patient use disposable. As a reminder, this technology is targeting a U.S. population of about three million people diagnosed with Barrett’s Esophagus who undergo monitoring every one or two years and an additional 30 million people who may be at risk. Medicare reports paying for about 1.8 million procedures a year that are used to monitor Barrett’s Esophagus. Esophageal cancer, by the way, ranks just below cervical cancer in newly diagnosed cases.

PAUSE

Now let me turn the call over to Charles Rufai, our controller, who will provide some detail on our financial results.

Charles

Thank you Mark.

Total revenue for the three months ended June 30, 2012 was about 915 thousand dollars, compared to about 913 thousand dollars in the same period last year. The majority of revenue came from the Konica Minolta contract and NCI grant.

The net loss available to stockholders for the three months ended June 30, 2012 was about 1.2 million dollars, or two cents per share, compared to a loss of about 496 thousand dollars, or one cent per share, for the same period last year.

Total revenue for the six months ended June 30, 2012 was about 1.6 million dollars, compared to about 1.7 million dollars in the same period last year. Again, the majority of revenue came from the Konica Minolta contract and NCI grant.

The net loss available to stockholders for the six months ended June 30, 2012 was about 2.2 million dollars, or four cents per share, compared to a loss of about 1.2 million dollars, or three cents per share, for the same period last year.

Stockholders’ equity at the end of the second quarter of 2012 was 438 thousand dollars compared to about 1.6 million dollars at the end of our fiscal year ended December 31, 2011. The change was mostly due to net loss for the six months.

Cash on hand at the end of the second quarter was about 1.4 million dollars compared to one million at the end of the first quarter of 2012.

At June 30, 2012, the Company had approximately $459,000 of inventory on hand. Based on where we are today, we expect current cash to carry us through the first quarter of 2013.

As to the warrant exchange program carried out in the second quarter, a total of 15,941,636, or 56.15 percent, of the registered warrants were tendered as part of the program, in exchange for Class One, Class Two and Class Three warrants. The Class One warrants expire on September 15, 2012 and carry an exercise price of 40 cents, 45 cents or 50 cents, depending on the date exercised. To date 6,560,924 warrants have been converted for about 2.6 million dollars. Of this amount, approximately 888 thousand dollars was received in the first quarter and was included in the quarter end cash position. The remaining approximately 1.7 million dollars was received in July and August. There are approximately 933,127 warrants remaining to be tendered from the first class which could bring in an additional approximately 466,000 dollars

There are just over 4 million shares underlying the Class Two warrants which expire March 1 2014 and are exercisable at 65 cents. There are just over 4 million shares underlying the Class Three warrants which expire March 1 2015 and are exercisable at 80 cents. Finally, there are about 12.5 million shares underlying warrants that did not participate in the exchange program and are set to expire March 1 of next year. This has the potential to bring in just over $8 million in March 2013 and approximately $2.7 million and $3.3 million in March 2014 and 2015 respectively.

Our current monthly burn rate is about 400 thousand dollars. Partially offsetting this is cash from Konica Minolta, as well as awarded federal grants, estimated to be about 1.2 million dollars for the remainder of the year.

I’ll now turn the call back over to Mark…….

Mark

Thank you Charles.

Finally, before we open the call to your questions, I’d like to update everyone on our goals for the remainder of 2012:

•	First, having agreed to a plan for LuViva with FDA – we intend to submit an Amended PMA in September. FDA would typically have 180 days in which to respond – however we are hopeful for a response sooner.
•	Next, having received our first CE mark we plan to file for our second CE Mark soon with a goal of receiving the Mark before the end of the year in time for a 2012 international launch.
•	Third, we expect to continue to announce additional definitive agreements for international distribution in Europe, Africa, the Americas and Asia. We expect this will accelerate over the next few months.
•	Fourth, with regard to manufacturing, we continue to build and test units as we prepare for the planned international launch. Our next group of units are currently planned to be shipped to Canada for utilization in their launch.
•	Next, to continue to move our esophageal cancer detection technology forward by continuing to line up doctors and facilities to begin our larger clinical study and work with FDA on the pivotal clinical trial protocol.
•	While we believe that with a combination of expected sales, partner funding and continued warrant conversions, we will have sufficient capital to get us into the first quarter of 2013, we are looking at opportunities to raise additional capital for manufacturing and marketing and ultimately to fund the US launch. This could be accomplished before year end.
•	Longer term we still are looking at identifying our third product extension and when the stock allows we will move our shares to a national stock market such as NASDAQ or Amex.

This is an exciting and busy time at the Company as we prepare to submit the Amended PMA and file for our second CE Mark. We are also investing a lot of time with manufacturing to prepare for our international launch. We continue to be gratified by all the positive feedback from distributors and physicians. The next few months should prove to be quite eventful, and we will continue to keep you updated as to our progress.

Thank you for your time. I’ll now turn the call over to the operator for your questions.

After taking questions

Thank you operator, thanks to everyone on the call. We look forward to speaking with you again soon.